Board of Directors

Media Assets Group Inc.


We hereby consent to the use in the prospectus constituting a part of this Amendment No. 4 to the Form 1-A Offering Statement of our reports dated September 15, 2015, relating to the financial statements of Media Assets Group, Inc., which are contained in that prospectus.


We also consent to the reference to us under the caption ?Experts? in the filings.
K. Brice Toussaint
Dallas TX
February 25, 2016
100 CRESCENT COURT
SUITE 700
DALLAS TX 75201